UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

REPORT PURSUANT TO
SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2026 (July 10, 2026)

Avalanche Treasury Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-43345	39-4863126
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 W. 42nd Street 2nd Floor
New York, NY	10036
(Address of principal executive offices)	(Zip Code)

(332) 240-1155
(Registrant’s telephone number, including area code)

-

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	AVAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Master Digital Currency Loan Agreement and Loan Term Sheet

On July 2, 2026, Avalanche Treasury Company, LLC (“AVAT”) signed a Master Digital Currency Loan Agreement (the “Master Digital Currency Loan Agreement”) with Galaxy Digital LLC (the “Lender”) to facilitate the potential future execution of collateralized Loans in which the Lender may lend to AVAT certain Digital Currency or cash (dependent on the loaned asset specified in the relevant executed loan term sheet) and AVAT would pay a Borrow Fee as well as pledge Collateral on or prior to the date of any drawdown pursuant to such future loan term sheet, as applicable. The Loans under the Master Digital Currency Loan Agreement may be Open Loans without a Maturity Date, whereby AVAT may repay and Lender may recall the Loan at any time, or Term Loans with a predetermined Maturity Date.

On July 10, 2026, AVAT and the Lender executed a loan term sheet, pursuant to which AVAT agreed to borrow from the Lender, and the Lender agreed to lend to AVAT, a Loan of $10 million pursuant to a Term Loan with a maturity date of January 10, 2027 (the “July 2026 Collateralized Term Loan”). The Borrow Fee is 10.5% per annum.

AVAT will pledge approximately 2.9 million AVAX pursuant to the July 2026 Collateralized Term Loan, which is based on an Initial Collateral Level of 180%. The Collateral will be held in a segregated custody account with Anchorage Digital Bank N.A. (“Anchorage”) pursuant to an Account Control Agreement among Anchorage, AVAT and the Lender.

The Margin Call Rate is 170%, whereby if the Collateral Level drops below such Margin Call Rate, the Lender has the right to require AVAT by way of a Margin Call to provide the Lender with additional Collateral to cause the Collateral Level to equal the Initial Collateral Level. The Urgent Margin Call Rate is 165%, whereby if the Collateral Level drops below such Urgent Margin Call Rate, the Lender has the option to require AVAT to contribute Collateral or elect to pay back the outstanding principal amount remaining on the Loan within eight (8) hours from the time AVAT received written notice. Failure to provide Collateral pursuant to an Urgent Margin Call Notice shall give Lender the right to declare an Event of Default. The Margin Refund Rate is 190%, whereby if the Collateral Level increases above such Margin Refund Rate, AVAT has the right to require the Lender to return an amount of Collateral such that the Collateral Level is equal to the Initial Collateral Level. Lender shall have eighteen (18) hours from the time AVAT sends a Margin Refund Notice to respond and send the Margin Refund Amount.

Staking of the Collateral is subject to the following limitations: (i) no more than 75% of the Collateral may be staked at any given time and (ii) at least 25% of the Collateral shall be held unstaked, unbonded and immediately liquid at all times.

AVAT intends to use the July 2026 Collateralized Term Loan to paydown existing debt in the amount of $10 million.

The foregoing summary of the Master Digital Currency Loan Agreement and Loan Term Sheet do not purport to be complete and are qualified in their entirety by reference to the full text of the Master Digital Currency Loan Agreement and Loan Term Sheet, copies of which will be filed by the Company as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026. All capitalized terms used in this Current Report on Form 8-K but not otherwise defined have the meaning ascribed to such terms in the Master Digital Currency Loan Agreement and Loan Term Sheet.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 16, 2026

AVALANCHE TREASURY CORPORATION

By:	/s/ Gerald Bartholomew Smith
Name:	Gerald Bartholomew Smith
Title:	Chief Executive Officer